EX-16.14.a

KPMG LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202

Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of
The Genworth Variable Insurance Trust:
Genworth Putnam International Capital Opportunities Fund
Genworth Thornburg International Value Fund
Genworth Enhanced International Index Fund

We consent to the use of our report dated February 17, 2010, incorporated by reference herein, and the references to our Firm under the headings "Financial Highlights of the Transferor Funds and Acquiring Fund" and “Independent Registered Public Accounting Firm” in the combined Prospectus / Proxy Statement being filed on Form N-14.

/s/KPMG LLP

Milwaukee, WI
February 17, 2010